Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE
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

                                                                Three Months Ended                   Six Months Ended
                                                                    April 30,                           April 30,
                                                             2002             2003              2002              2003
                                                         (unaudited)      (unaudited)        (unaudited)       (unaudited)
                                                       ----------------------------------  ------------------------------------
      Numerator:
      Net income from continuing operations                    $493,042         $136,197        $1,247,016            $245,242
      (Loss) from discontinued operations                      (143,736)         (26,954)         (411,204)            (56,455)
                                                       ----------------------------------  ------------------------------------
      Net income available to common shareholders               349,306          109,243           835,812             188,787

      Denominator:
      Denominator for basic earnings per share-
        weighted-average shares                               9,915,645       10,070,309         9,863,110          10,058,236
      Effect of dilutive securities:
      Employee stock options                                  1,205,773          388,890           923,925             375,189
                                                      ----------------------------------  ------------------------------------

      Denominator for diluted earnings per share
        adjusted weighted-average shares and assumed
        conversions                                          11,121,418       10,459,199        10,787,035          10,433,425

      Basic and diluted earnings (loss) per share:

      Basic:
      Earnings from continuing operations                         $0.05           $ 0.01             $0.12              $ 0.02
      Discontinued operations                                     (0.01)               -             (0.03)                  -
                                                       ----------------------------------  ------------------------------------
      Net earnings per share                                      $0.04           $ 0.01             $0.09              $ 0.02
                                                       ==================================  ====================================

      Diluted:

      Earnings from continuing operations                         $0.04           $ 0.01             $0.11              $ 0.02
      Discontinued operations                                     (0.01)               -             (0.03)                  -
                                                       ----------------------------------  ------------------------------------
      Net earnings per share                                      $0.03           $ 0.01             $0.08              $ 0.02
                                                       ==================================  ====================================
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